EXECUTION COPY

UNSECURED PROMISSORY NOTE

€1,000,160	Nevada
December 10,2008

         In consideration of the purchase of a ninety-nine shares of Sylphar N.V., a company incorporated and existing under the laws of Belgium, by Remedent, Inc., a Nevada corporation (the “Maker”) from Remedent N.V., a company incorporating and existing under the laws of Belgium and a wholly owned subsidiary of the Maker (the “Holder”), pursuant to that certain Share Purchase Agreement by and between the Holder and Maker dated of even date hereto, the Maker hereby promises to pay to the Holder, the principal sum of One Million One Hundred Sixty Euros (€1,000,160).

         1.        The Principal Amount. The principal amount of this Note is One Million One Hundred Sixty Euros (€1,000,160), and shall be referred to herein as the “Principal Amount.”

         2.        Repayment. The entire unpaid balance of the Principal Amount shall be due and payable within thirty (30) business days of Maker’s receipt of funds in the amount equal to the principal amount set forth above in Section 1 from Concordia Fund B.V.

         3.        Prepayments. The Maker may prepay this Note in whole or in part at any time without penalty.

         4.         Waivers. The Maker shall waive presentment by the Holder for payment, demand, notice of dishonor and nonpayment of this Note, and consent to any and all extensions of time, renewals, waivers or modifications that may be granted by the Holder with respect to the payment or other provisions of this Note, with or without substitution.

         5.        Governing Law. All actions arising out of or in connection with this Note shall be governed by and construed in accordance with the laws of the State of [Nevada] without regard to its conflicts of laws provisions.

         6.        Severability. If for any reason one or more of the provisions of this Note or their application to any person or circumstances shall be held to be invalid, illegal or unenforceable in any respect or to any extent, such provisions shall nevertheless remain valid, legal and enforceable in all such other respects and to such extent as may be permissible. In addition, any such invalidity, illegality or unenforceability shall not affect any other provisions of this Note, but this Note shall be construed as if such invalid, illegal or unenforceable provision had never been contained therein.

         7.       Successors and Assigns; Transferability. This Note inures to the benefit of the Holder and binds the Maker and its respective successors and assigns. This Note shall not be transferable or assignable, by operation of law or otherwise, by the Maker without the express written consent of the Holder. Any transfer in violation of this provision shall be void ab initio. The Holder may assign this Note at any time without the consent of the Maker. Following the effective date of any assignment by the Holder, the Holder shall provide the Maker immediate notice of such assignment, which notice shall identify the assignee and provide the address and facsimile number of such assignee. Unless and until the Maker receives a notice of an assignment, the Maker shall be permitted to recognize the Holder as holder of the Note and shall not be liable for any payment made to the Holder instead of the assignee of the Note. Following receipt of notice of an assignment of the Note, the Maker shall recognize the assignee as the Holder for all purposes under this Note.

         8.        Amendment. Any provision of this Note may be amended, waived or modified upon the written consent of both the Maker and the Holder.

         9.       Payment. All payments contemplated herein shall be made in Euros.

          IN WITNESS WHEREOF, the undersigned has executed this Note on the date first written above.

THE MAKER

Remedent, Inc., a Nevada corporation

/s/ Robin List
By: Robin List
Its:	President